PURCHASE AND SALE AGREEMENT

This **PURCHASE AND SALE AGREEMENT ("Agreement")** is made and entered effective as of the date and year last set forth below by and between **Chenguo Capital Limited (the 'Seller')** of 50th Floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong, SAR **and owner of Euro Asia Premier Real Estate (HK) Co. Ltd**. ('Euro Asia (HK)') of 27th Floor, 28 Queen's Road East, Wan Chai, Hong Kong and **Sterling Group Ventures Inc. (the "Buyer"**) of Suite 904 – 1455 Howe Street, Vancouver, B.C. V6Z 1C2 as **Purchaser**.

WHEREAS, the Seller indirectly through a Chinese company through its court ordered interest in two real estate properties and an adjacent land parcel in China which will be transferred to Euro Asia (HK) as more fully described in Schedule "A" attached to and made a part hereof (the "Properties"), owns an 100% undivided interest in the Properties and all ancillary assets of whatsoever nature and kind associated with the Properties including but not limited to all land, buildings, fixtures, chattels, equipment and fittings used in connection therewith and owned by the Seller and all documentation, consulting work, reports, financial information, business licenses, know how and all other assets of whatsoever nature and kind related to the properties and operations all as more clearly defined in Schedule "A" attached (the "Business Assets"). This agreement is conditional upon Euro Asia (HK) signing an Asset Acquisition Guarantee Agreement with Zhengzhou Fu Yu Enterprise Management Consulting Co. Ltd. (郑州孚于嘉企业管理咨询有限公), a company controlled by Han Wei Guo and holding the business assets described.

WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, the Business Assets, all on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of these premises, of the covenants and conditions herein, and of other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Purchase and Sale of Business Assets. At the closing, for the consideration specified herein, and on the terms and subject to the conditions otherwise stated herein, the Seller shall sell, transfer and deliver to the Purchaser, and the Purchaser shall, purchase, pay for and acquire from the Seller 100% of the fully paid, issued and outstanding shares of Euro Asia Premier Real Estate (HK) Co. Ltd. It is the essence of this Purchase and Sale Agreement that the Business Assets held in Shandong or the rights to sell other assets represents One Hundred (100%) Percent ownership of the Seller in the Business Assets and corporate entities comprised therein and that neither the Seller, nor any third party, is retaining any interest in the Business Assets.

Section 2. Purchase Price. The agreed upon purchase price for Euro Asia (HK) is the issuance upon closing to the Seller of eighty-five million (85 million) of the then to be issued and outstanding common share capital of the Purchaser together with 100% of the then to be issued Series "A" preferred share capital as described in Schedule "C" of the Purchaser. This agreement is conditional upon the Shandong Business Assets or the rights to sell other assets being transferred to Euro Asia (HK) within 9 months from this closing or 42.5 million common shares (50%) are to be cancelled from escrow. If after an additional 9 months have passed the Business Assets have still not been transferred, and no sales agreements have been signed, and the Timeshare Exchange Platform is not operational, then the remaining shares (including the preferred shares) in escrow will be cancelled. Upon cancellation of all shares remaining in escrow, the obligations, excepting the obligation to replenish the working capital of the Purchaser as mentioned hereafter, of both parties

hereunder will be null and void and of no further force and effect. This agreement is also conditional upon a WOFE or Sino-Foreign Joint Venture being formed by Euro Asia (HK) according to the laws of the PRC and approved by Regulatory Authorities in China. Pending such approval, this transaction will be closed and the shares held in escrow as per the escrow agreements described in Schedule 'B'. At the closing of the purchase, the Purchaser will make available working capital of no less than US$ one million to the corporate entity specifically incorporated to hold and manage the Business Assets, which corporate entity is to transferred 100% to the Purchaser. Use of the working capital shall be agreed upon jointly by the Purchaser's Board and the Seller.

Section 3. Closing Date. Time is of the utmost essence in closing the transactions contemplated hereunder. The closing shall take place on the earlier of April 9, 2016 or the date upon which all closing documentation and requirements have been completed (the "Closing Date"), at the offices of the Purchaser, or at such other time and place as the parties may mutually agree.

Section 4. Closing Exchange.

(a) At the closing and subject to Section 4 (b) below, the Seller shall deliver to the Purchaser, 100% of the issued shares of Euro Asia (HK) free and clear of all liens, claims and debts by execution of a bought and sold note and an instrument of transfer. This transaction will be fully valid and enforceable under the laws of Hong Kong SAR, the People's Republic of China. Under this agreement, where required, the Seller will provide any and all other documentation reasonably required to transfer all right and interest in the Business Assets from the Seller to the Purchaser to confirm the consummation of the transactions contemplated by this Agreement.

(b) The Seller and the Purchaser both acknowledge that the Business Assets are subject, in whole or in part, to a court ordered auction, and that until such time as the auction is held and the Business Assets sold to a third party or returned to the Seller, any consideration payable or issuable for the purchase hereunder will be held in escrow pending the result of the auction and a subsequent transfer to Euro Asia (HK) of either the proceeds or the Business Assets. However, the cash component provided by the Purchaser will be used to develop a time-share platform during the interim period. Should the 9 month penalty be triggered as described in Section 2, the Seller will replenish any cash used to this point up to and including the original USD $1 million transferred by the Purchaser. Should the Business Assets or any portion thereof be sold to a third Party then any consideration received by the Seller for such Business Assets or any portion thereof will be paid to the Purchaser and any portion of the Business Assets continuing in the possession of the Seller or held by third parties for the benefit of the Seller will be transferred to the Purchaser.

Section 5. Seller's Representations and Warranties. The Seller represents and warrants to the Purchaser and agrees with them as follows:

(a) Corporate Status. The Seller is and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of Hong Kong SAR., has the legal capacity to enter into this Agreement and has an effective business license to carry on the Seller's business.

(d) Title to Business Assets. The Seller is, and will be on the Closing Date, the sole owner, directly or indirectly, of all of the Business Assets; such Business Assets are registered in the name of the Seller or its subsidiary (where such registration is required), which has the right and authority to sell, transfer and deliver the Business Assets to the Purchaser, free and clear of all encumbrances

and liens thereon or any adverse claim thereto, all subject to a court order relating thereto.

(e) Financial Statements. The Seller has delivered to the Purchaser all financial information related to the Business Assets or a warranty statement and such information is up to date and fairly discloses the financial condition of such Business Assets as at the date hereof and as at the Closing Date.

All of such financial information (the "Financial Statements") or a statement of warranty is true, complete and correct, and has been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods covered thereby.

(f) All Liabilities Disclosed. Except to the extent reflected or reserved against in the Financial Statements, as of the date of each of such Financial Statements, the business Assets have no liabilities of any nature, whether accrued, absolute, contingent, or otherwise, including without limitation, tax liabilities due or to become due, and whether incurred in respect of or measured by the their income (if any) for any period prior to the date thereof, or arising out of transactions entered into, or any state of facts existing, prior thereto. The Seller further warrants and confirms that no liabilities of whatsoever nature and kind have arisen subsequent to the date of the Financial Statements except as set forth in writing and delivered to the Purchaser prior to Closing Date and that any liabilities or potential liabilities have been properly disclosed.

(g) Taxes. Any tax returns or timely extensions thereon relating or potentially relating to the Business Assets have been filed as required by law through the date hereof, and all taxes shown thereon, if any, have been paid when due.

(h) Title to Assets. The Seller has good and marketable title to the Business Assets, subject to no mortgage, pledge, lien, encumbrance, security interest or charge or any kind, except as expressly set forth in the Financial Statements or as set out herein or earlier disclosed in writing to the Purchaser.

(i) No Infringements. The Seller has not received any notice that its' operations infringe upon the proprietary rights or licenses of any other person, firm, or corporation, and has not received any notice of any suits or other claims filed or threatened against the Seller claiming an infringement of any such proprietary rights or licenses of which the Seller has any notice or knowledge except as may have been set out herein or earlier disclosed in writing to the Purchaser.

(j) The Business Assets have no debts other than as may have been earlier advised in writing to the Purchaser.

(k) Employment Laws. The Business Assets and the corporate entities related thereto have complied with all applicable jurisdictional laws relating to the employment of labor, including all applicable provisions relating to wages, hours, collective bargaining, and the payment of social insurance taxes, and neither are liable for any arrears of wages, or any taxes or penalties for failure to comply with any of the foregoing except as may have been earlier advised to the Purchaser. Except as expressly disclosed in writing to the Purchaser, no group of employees is represented by a collective bargaining organization, or is currently or was within the last two (2) years engaged in work stoppage, slow downs or other efforts seeking collective bargaining representation or other organization except as earlier advised to the Purchaser.

(l) Pre-Closing Operations. The Seller, and the Business Assets and corporate entities relating thereto have not made any agreements, entered into or executed any contracts or purchase orders relating to the Business Assets whether or not delivered or fulfilled prior to the date hereof. Through the date of this Agreement, the Seller has operated the Business Assets in the ordinary course of business consistent with their existing business plans and schedules. This has included funding for operations and all development, pursuant to good and workmanlike practice.

(m) Insurance/Casualty. The Seller has kept all of the Business Assets adequately insured against loss from fire, theft, or other casualty. If prior to the date hereof, any or all of the Business Assets are totally or substantially damaged by reason of fire or other casualty, or are lost by reason of theft, the Seller shall so notify the Purchaser in writing of any such casualty or loss. The Purchaser may, in the exercise of its sole discretion, terminate this Agreement and all parties shall be released from any further liability hereunder. If the Purchaser elects to consummate this transaction despite such damage or loss, the Purchaser shall receive the full proceeds of any insurance paid by reason of such damage or loss.

(n) Employee Compensation. Other than in the ordinary course of business and without specific regard to this Agreement, no increase has been made in the compensation payable or to become payable to any officer, employee, or agent of the Seller, CM intended to be continuing with the Purchaser, and no bonus payment or arrangement has been made to any officer, employee, or agent, except as provided in writing to Purchaser and accepted by it in writing. Notwithstanding the foregoing, Seller has fully disclosed to Purchaser, and provided copies of, the Seller's fixed term employment contracts if any.

(o) Status Quo. The Seller has used best efforts to preserve the Business Assets in the same state as it received them from the court and such Business Assets held by the Seller shall continue to be held by it at the time of closing with no impairment of any nature and kind.

(p) No Adverse Change. There has not been any changes in the Seller's financial condition, assets, liabilities or business which, individually or in the aggregate, materially and adversely impact the Business Assets except as earlier advised to the Purchaser.

(q) Absence of Adverse Conditions. Since the Balance Sheet date, there has not arisen any condition or factor relating to the business of the Seller generally, including, without limitation, any trade, environmental, or zoning regulation or other ordinance or law with respect to the Business Assets, the existence of which would have a material adverse impact on the future business or prospects of the Purchaser after Closing Date except as earlier advised to the Purchaser.

(r) Disclosure. No representation or warranty by the Seller in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

(s) The execution and delivery by Seller of this Agreement and its performance and observance of the provisions hereof have been duly authorized by all necessary corporate acts of the Seller.

(t) This Agreement constitutes the legal, valid, and binding obligation of the Seller

enforceable against the Seller in accordance with its terms. The execution, delivery, and performance by the Seller of this Agreement does not and will not violate the corporate articles or bylaws of the Seller, any law, order, decree, rule, or regulation applicable to the Seller, or any contract, license, or other agreement or instrument to which the Seller, is a party or by which it may be bound, and will not result in the creation or imposition of any claim, lien, charge, or encumbrance of any nature whatsoever upon the Business Assets.

(u) There are no actions, suits, or proceedings (including, without limitation, administrative proceedings or orders) pending or to the knowledge of the Seller threatened against or affecting the Seller except as earlier set out herein , at law or in equity, before or by any governmental authority, and to the best of the Seller's knowledge, after due inquiry of its owners, employees and agents, it and the Business Assets are not in default with respect to any order, writ, injunction, decree, or demand of any court or governmental authority.

(v) The Seller, and the Business Assets have all licenses, permits, and other governmental approvals required to be held by them to own their assets and to operate their businesses in the manner in which they have owned and operated their businesses to the date of this Agreement.

Section 6. Representations and Warranties by the Purchaser. The Purchaser represents and warrants to the Seller and agrees with it as follows:

(a) Qualification to Purchase. The Purchaser is qualified to purchase the Business Assets and to own and operate, the business Assets. To the Purchaser's knowledge there is no impediment to the consummation by the Purchaser of the transactions contemplated under this Agreement,

(b) (b) Disclosure. No representation or warranty by the Purchaser in this Agreement, nor any statement or certificate furnished or to be furnished to the Seller, pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

(c) This Agreement constitutes the legal, valid, and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. The execution, delivery, and performance by the Purchaser of this Agreement does not and will not violate the corporate charter or bylaws of the Purchaser, or any law, order, decree, rule, or regulation applicable to the Purchaser, or any contract, license, or other agreement or instrument to which the Purchaser is a party or by which it may be bound.

(d) There are no actions, suits, or proceedings (including, without limitation, administrative proceedings or orders) pending or to the knowledge of the Purchaser threatened against or affecting the Purchaser, at law or in equity, before or by any governmental authority, and to the best of the Purchaser's knowledge, after due inquiry of its owners, employees and agents, if any, they are not in default with respect to any order, writ, injunction, decree, or demand of any court or governmental authority.

(e) Purchaser shall have the minimum sum of $1,000,000US in its treasury or otherwise available for direct payment for working capital to be utilized in the development of a time-share platform subject to Section 4 (b) above,

(f) Purchaser agrees to the appointment of certain third parties (to be discussed) to its Board of Directors after closing of the transaction set up in this agreement.

Section 7. Purchaser's Conditions Precedent to Closing. The obligations of Purchaser to consummate this Agreement shall be subject to each of the following conditions precedent, unless expressly waived by the Purchaser at the closing:

(a) The Board of Directors of Seller shall have approved this Agreement and the further transactions and agreements contemplated hereunder.

(b) Seller shall have obtained all necessary governmental and regulatory approvals to consummate the transactions contemplated hereunder (except where this agreement states otherwise and utilizes an escrow arrangement).

(c) The representations, warranties and agreements made by the Seller herein shall be true, correct and complete at the closing, and Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required to be performed or complied with by them at or before closing.

(d) The Purchaser shall have accepted and agreed to the financial information relating to the Business Assets updated to closing and delivered to the Purchaser prior to closing and shall have accepted as satisfactory, the title opinion rendered on the Business Assets by the Purchaser's lawyer.

Section 8. Seller's Conditions Precedent to Closing. The obligations of Seller to consummate this Agreement shall be subject to the following conditions precedent, unless expressly waived by the Seller at the closing:

(a) The Board of Directors of the Purchaser shall have approved this Agreement and the further transactions and agreements contemplated hereunder.

(b) Purchaser shall have obtained all necessary regulatory approvals, if any, to consummate the transactions contemplated hereunder.

(c) The representations, warranties and agreements made by the Purchaser herein shall be true, correct and complete at the closing, and Purchaser shall have performed, satisfied and complied with all covenants, agreements and conditions required to be performed or complied with by it at or before closing.

Section 9. Indemnification by Seller. The Seller shall defend, indemnify and hold harmless the Purchaser, its successors and assigns, in respect of:

(a) All liabilities of the Seller of any nature, whether accrued, absolute, contingent, or otherwise, existing at the Closing Date, which in any way no matter how remote affect or may affect the Business Assets including, without limitation, any tax liabilities to the extent not so reflected or

reserved against, or arising out of transactions entered into, or any state of facts arising, as of the date thereof;

(b) All liabilities of, or claims against, the Seller arising out of the conduct of the Seller prior to the Closing Date;

(c) Any damage or deficiency resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of the Seller, under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser hereunder; and

(d) All actions, suits, proceedings, demands, assessments, judgments, costs, and expenses, including, without limitation, attorney fees and costs, incident to any of the foregoing.

Section 10. Indemnification by the Purchaser. The Purchaser shall defend, indemnify, and hold harmless the Seller and its associates, their successors and assigns, in respect of liabilities arising from any actions of the Purchaser relating to the Business Assets after the Closing Date.

Section 11. Miscellaneous.

(a) Time of the Essence. Time is of the essence in the performance of all of the terms and conditions of this Agreement.

(b) Survival of Representations. All representations and warranties and agreements shall survive the closing and any examination or investigation at any time made by the other party.

(c) Benefit. This Agreement shall be binding upon, and inure to the benefit of, the respective legal representatives, successors, and assigns of the parties, and not to any other party.

(d) Notices. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered or mailed first class, postage prepaid, as follows:

(i) If to Purchaser, at the address shown in this Agreement, or such other address as may be subsequently provided by the Purchaser to the Seller hereto;

(ii) If to Seller, at the address shown in this Agreement or such other address as may be subsequently provided by such Seller to the other parties hereto; and

(iii) If to the Company, at the address shown in this Agreement, or such other address as may be subsequently provided by the Company to the other parties;

(e) Governing Law. This Agreement has been executed in the Province of British Columbia and shall be construed in accordance with the laws of such province. It is understood and acknowledged that any laws of Hong Kong SAR, the People's Republic of China relating directly to the Business Assets will be construed in accordance with the laws of those jurisdictions.

(f) Interpretation. This negotiated Agreement has been drafted by both parties. Any

ambiguity in this Agreement shall be resolved in accordance with its fair meaning and neither for nor against any party on the basis of authorship.

(g) Counterparts. This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(h) Actions Necessary to Complete Transaction. Each party covenants and agrees to promptly execute and deliver all such other documents or instruments, to take any further actions, to provide further assurances in law, and to do all things reasonably necessary in order to carry out the provisions of this Agreement and effectuate the transactions contemplated by this Agreement.

(i) Waiver. Any waiver by either party of any breach of any term of condition of this Agreement shall not be deemed a waiver of any other breach of such term or condition, nor shall the failure of either party to enforce such provision constitute a waiver of such provision or of any other provision, nor shall such action be deemed a waiver or release of any other party for any claims arising out of or connected with this Agreement.

(j) Each Party Pays Own Costs. Each of the parties shall pay all its own costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

(k) Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for the purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

(l) Entire Agreement. Neither party has made any representation, warranty, nor covenant not set forth herein. This Agreement, together with all ancillary agreements, constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification, nor amendment of this Agreement shall be binding unless executed in writing by all of the parties. However both parties acknowledge and agree that further agreements relating to escrow arrangements must be entered into until such time as a WOFE or Sino Foreign Joint Venture has been approved and entered into.

(m) Releases and Business Records. At the closing, Seller shall deliver to Purchaser:

(i) General releases, in such form provided by Purchaser's counsel and reasonably approved by Seller's counsel, of all statutory rights, claims and liabilities held by corporate officers or employees against the Business Assets on or before the Closing Date, if such claim or liabilities can in any way affect the Business Assets.

(ii) All business records of whatsoever nature and kind relating to the Business Assets.

(n) Consent to Jurisdiction. Except as set forth above in Section 11 (e), any dispute, claim, or controversy arising from or related to this Agreement shall be submitted to the exclusive jurisdiction of the Supreme Court of British Columbia. The parties hereby expressly consent to this

forum selection and expressly waive all jurisdictional defenses, including, without limitation, the jurisdiction defense of *forum non conveniens*.

IN WITNESS WHEREOF the parties have duly executed this Agreement on the 9th day of April, 2016.

For and on behalf of
Euro Asia Premier Real Estate (HK) Limited

Euro Asia Premier Real Estate (HK) Co., Ltd.

Per:_______________________

....
Authorized Signature(s)

Sterling Group Ventures, Inc.

Per:_______________________

For and on behalf of
CHENGUO CAPITAL LIMITED

Chenguo Capital Limited

Per:_______________________

....
Authorised Signature(s)